EXHIBIT 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-82579) of our report dated April 29, 2015, on our audits of the balance sheets of Strata Oil & Gas Inc. ("the Company") as of December 31, 2014 and 2013, and the related statements of operations and comprehensive income (loss), changes in stockholders' equity (deficiency), and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 29, 2015